EXHIBIT 10.1

     NINTH AMENDMENT, dated as of December 31, 2004 ("Amendment"), executed and delivered in connection with that certain FINANCING AGREEMENT, among ROCK OF AGES CORPORATION, a Delaware corporation ("ROA"), ROCK OF AGES KENTUCKY CEMETERIES, LLC, a Delaware limited liability company ("Kentucky"), CAROLINA QUARRIES, INC., a Delaware corporation ("Carolina"), AUTUMN ROSE QUARRIES, INC., a Georgia corporation ("Autumn"), PENNSYLVANIA GRANITE CORP., a Pennsylvania corporation ("Pennsylvania"), KEITH MONUMENT COMPANY LLC, a Delaware limited liability company ("Keith"), ROCK OF AGES MEMORIALS INC., a Delaware corporation ("Memorials") and SIOUX FALLS MONUMENT CO., a South Dakota corporation ("Sioux Falls"), as borrowers (ROA, Kentucky, Carolina, Autumn, Pennsylvania, Keith, Memorials and Sioux Falls each a "Company" and collectively the "Companies"), the lenders party thereto (each a "Lender" and collectively the "Lenders") and THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), as agent for the Lenders (in such capacity, the "Agent"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement (as defined below).

     WHEREAS, the Companies, the Lenders and the Agent are parties to that certain Financing Agreement, dated as of December 17, 1997, which agreement has been amended by (a) the letter amendment dated June 22, 1998 (the "First Amendment"), (b) the Amendment dated June 1, 1999 (the "Second Amendment"), (c) the Consent and Amendment dated December 20, 1999 (the "Third Amendment"), (d) the Consent and Amendment dated as of December 27, 2000 (the "Fourth Amendment"), (e) the Fifth Amendment dated as of October 23, 2002 (the "Fifth Amendment"), (f) the Sixth Amendment and Waiver dated November 11, 2003 (the "Sixth Amendment"), (g) the Seventh Amendment and Waiver dated as of February 16, 2004 (the "Seventh Amendment") and (h) the Eighth Amendment dated as of July 8, 2004 (the "Eighth Amendment") (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, and as the same may hereafter be amended, modified, supplemented or restated from time to time, the "Financing Agreement");

     WHEREAS, the Companies have requested that the Lenders agree to modify certain provisions contained in the Financing Agreement, and the Lenders have agreed to the foregoing request, on the terms and subject to the conditions set forth in this Amendment.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 Section One.  Amendments. Effective as of the date hereof, upon satisfaction of all of the conditions set forth in Section Three hereof, the Financing Agreement is hereby amended as follows:

                (a)    Section 1.Definitions.

                      (i)   The definitions of the terms "Acquisition Term Loan Line of Credit", "Availability" and "Line of Credit" appearing in Section 1 of the Financing Agreement are hereby deleted in their entirety and the following substituted in lieu thereof, respectively:

                       "Acquisition Term Loan Line of Credit shall mean the sum of $30,000,000."

                       "Line of Credit shall mean the commitment of the Lenders, acting through the Agent, to make loans and advances pursuant to Section 3 of this Financing Agreement, to ROA for the benefit of the Companies, in an aggregate amount equal to $20,000,000."

                       "Availability shall mean at any time the excess of the sum of (a) an amount equal to Eligible Accounts Receivable multiplied by the percentage set forth in clause (a) of Paragraph 1 of Section 3 of this Financing Agreement, (b) the lesser of (i) $10,000,000 or (ii) an amount equal to the aggregate value of Eligible Inventory (determined at the lower of cost or market value) multiplied by the percentage set forth in clause (b) of Paragraph 1 of Section 3 of this Financing Agreement and (c) the lesser of (i) $4,000,000 or (ii) an amount equal to the aggregate value of Eligible Fixed Assets, less, in the case of subclause (ii) of the preceding clause (c), the aggregate outstanding principal amount of the Acquisition Term Loans and the amount of all interest accrued thereon, (provided, however, that in no event shall the applicable amount in clause (c) be less than zero) over the sum of (x) the aggregate outstanding amount of all Obligations (other than the Acquisition Term Loans) plus (y) the "Availability Reserve." For purposes of clause (c) of this definition, the "value" of any Eligible Fixed Assets shall be equal to 80% of the orderly liquidation value of that portion of such Eligible Fixed Assets constituting Real Estate, as set forth in the most recent appraisal thereof."

                     (ii)   The definitions of the terms "At Need Cemetery Receivables," "Cemetery Sales" and "Eligible At Need Cemetery Receivables" appearing in Section 1 of the Financing Agreement are hereby deleted in their entirety.

                     (iii)  Clause (ix) of the definition of the term "Eligible Accounts Receivable" is hereby deleted in its entirety.

           (b)      Section 3.   Revolving Loans.  The second sentence of Paragraph 1 of Section 3 of the Financing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

                     "Such loans and advances shall be in amounts up to: (a) seventy-five percent (75%) of the outstanding Eligible Accounts Receivable of the Companies, (b) the lesser of (i) $10,000,000 or (ii) fifty percent (50%) of the aggregate value of Eligible Inventory of the Companies, determined at the lower of cost or market value and (c) the lesser of (i) $4,000,000 or (ii) the aggregate value of Eligible Fixed Assets of the Companies (in the case of subclause (ii) of the preceding clause (c), less the aggregate outstanding principal amount of Acquisition Term Loans and the amount of all interest accrued thereon) (herein, the "Borrowing Base"). For purposes of clause (c) of the preceding sentence, the "value" of any Eligible Fixed Assets shall be equal to 80% of the orderly liquidation value of that portion of such Eligible Fixed Assets constituting Real Estate, as set forth in the most recent appraisal thereof."

           (c)     The following new clause (j) is hereby added at the end of Paragraph 1 of Section 4A of the Financing Agreement:

                     "(j)  the Agent, in its reasonable discretion, may establish and maintain reserves with respect to the Acquisition Term Loans against the Acquisition Term Loan Line of Credit and/or the Line of Credit (without duplication) for market value declines or environmental hazards."

          (d)   Section 7.   Covenants.  Section 7 of the Financing Agreement is hereby amended as follows:

                 (i)   Clause G of Paragraph 10 of Section 7 is deleted in its entirety and the following substituted in lieu thereof:

                 "G.  Declare or pay any cash dividend of any kind on, or purchase, acquire, redeem or retire, for cash, any capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that: (i) any Company may declare and pay dividends on its capital stock to ROA to facilitate payment of income taxes due as a result of the filing of a unitary or consolidated tax return on which the income of such Company is included; (ii) with the prior written consent of the Required Lenders, any Company may purchase, acquire, redeem or retire, for cash, any capital stock of or equity interest in such Company, provided, that: (w) the aggregate amount of payments made by all of the Companies over the term of this Financing Agreement pursuant to this clause (ii) shall not exceed $2,000,000; (x) Availability on the date of each such payment and after giving effect thereto shall, in each case, be not less than $3,000,000 (for purposes hereof, Availability shall be calculated without including the amount referred to in clause (c) of the definition of such term); (y) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to any such payment; and (z) such Company shall have given the Agent at least ten (10) days' prior written notice of such payment and (iii) in addition to the dividends permitted to be paid under clause (i) above, any Company may declare and pay cash dividends on its capital stock, provided, that (w) the aggregate amount of dividends paid by all of the Companies pursuant to this clause (iii) shall not exceed $185,000 in any fiscal quarter or $740,000 in any fiscal year (with no carry-over of amounts from one quarter or one year to another), (x) Availability on the date of payment of each such dividend and after giving effect thereto shall, in each case, be not less than $3,000,000 (for purposes hereof, Availability shall be calculated without including the amount referred to in clause (c) of the definition of such term), (y) such Company shall have given the Agent at least three (3) days' prior written notice of such payment; and (z) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to any such dividend."

          (ii)    The first sentence of Paragraph 22 of Section 7 is deleted in its entirety and the following substituted in lieu thereof:

                 "22.  Until termination of the Financing Agreement and payment and satisfaction of all Obligations due thereunder, the Companies agree that at no time shall (a) any Account of a Company that is subject to a financing or deferred payment agreement or arrangement, exceed $15,000 or (b) the aggregate amount of the Companies' Accounts that are subject to financing or deferred payment agreements or arrangements, exceed $1,000,000."

         Section Two.  Representations and Warranties.  To induce the Agent and the Lenders to enter into this Amendment, each Company warrants and represents to the Agent and the Lenders as follows:

        (a)  all of the representations and warranties contained in the Financing Agreement and each other document relating thereto (including, without limitation, the Fifth Amendment) to which such Company is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

       (b)   the execution, delivery and performance of this Amendment by such Company is within its corporate or limited liability company powers, has been duly authorized by all necessary corporate or limited liability company action, and such Company has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

       (c)    upon the execution of this Amendment, this Amendment shall constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity;

       (d)   such Company is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to such Company, (ii) cause a violation by such Company of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which such Company is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of such Company, except in favor of the Agent, to secure the Obligations, or (v) violate any provision of any organizational document or capital stock of such Company;

      (e)   no Default or Event of Default, other than the Designated Default (as defined below), has occurred and is continuing;

      (f)   since the date of the Companies' financial statements for the fiscal year ended in December 2003, no change or event has occurred which has had or is reasonably likely to have a material adverse effect on the business, operations, prospects, profitability or condition, financial or otherwise, of any Company or the Companies and their subsidiaries taken as a whole or the Collateral; and

     (g)   neither Kentucky nor Autumn has any assets or engages in any business.

     Section Three.  Conditions Precedent.  This Amendment shall become effective when all of the following conditions, the satisfaction of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred:

     (a)   The Agent shall have received a fully executed counterpart or original of this Amendment.

     (b)   The Agent shall have received from the Companies, for the account of the Lenders (other than CIT), a non-refundable closing fee in the amount of $40,000, which fee shall be fully earned when paid. The Companies hereby authorize the Agent to charge the Collective Loan Account with the amount of such fee;

     (c)   The Agent shall have received from the Companies, for the account of the Agent, a non-refundable consent and syndication fee in the amount of $10,000, which fee shall be fully earned when paid. The Companies hereby authorize the Agent to charge the Collective Loan Account with the amount of such fee;

     (d)   The Agent shall have received an original Assignment and Transfer Agreement, executed by CIT, as assignor, and Chittenden Trust Company, as assignee (the "Assignee"), and accepted by each of the Companies, pursuant to which CIT has assigned to the Assignee forty percent (40)% of CIT's interest, as Lender, in all of the outstanding Revolving Loans and Acquisition Term Loans (the "Assignment");

     (e)   CIT, as Lender, shall have received $[________] in immediately available funds from the Assignee in consideration for the Assignment;

      (f)   The Agent shall have received a certificate of the Secretary of each Company, certifying: (i) that attached thereto are true and correct copies of the articles of incorporation and by laws of such Company; (ii) the names, incumbency and signatures of the officer(s) of such Company authorized to sign this Amendment; (iii) the names of such Company's board of directors; and (iv) that attached thereto are true and correct copies of resolutions duly adopted by such Company's board of directors authorizing such Company to enter into this Amendment;

      (g)   The Agent shall have received a good standing certificate for each Company, issued by the state of incorporation of such Company;

      (h)   All representations and warranties set forth in Section Two above shall be true and correct in all material respects on and as of the effective date hereof, and no Default or Event of Default shall have occurred and be continuing;

      (i)   The Agent shall have received a certificate from each Company, executed by its chief executive officer, certifying (i) as to the truth and accuracy of paragraph (h) of this Section Three and (ii) that such Company is in compliance with all of the terms and provisions set forth in the Financing Agreement, as amended hereby;

      (j)    the Agent shall have received a Trademark Security Agreement, in form and substance satisfactory to the Agent, duly executed by the Companies, pursuant to which the Companies grant to the Agent a first-priority security interest in all of the Companies' trademarks, trademark applications and related goodwill;

     (k)   The Agent shall have received payment of all fees, expenses and disbursements (including, without limitation, the fees and expenses of external counsel) incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the transactions contemplated to occur hereunder.

     Section Four.    Covenants.

     (a)   Within thirty (30) days of the date hereof, the Agent will engage an appraiser or appraisers satisfactory to the Agent and ROA (herein, the "Appraiser"), at the Companies' expense, to make appraisals of the fair market value and orderly liquidation value of the Real Estate consisting of quarries, cemeteries or manufacturing facilities, and the net orderly liquidation value of the Equipment thereon. Such appraisals will be conducted in the sequence set forth on Schedule A and will cease once 80% of the orderly liquidation value of the Real Estate which has been appraised is equal to at least $34,000,000. The Companies shall not be required to pay for any appraisals at any time thereafter so long as no Default or Event of Default shall have occurred and be continuing. The appraisals of the Real Estate consisting of quarries shall be based on their value as operating quarries and not as land for a different use; provided, however, that under the fair market value method of appraisal of the Real Estate consisting of quarries, such appraisals shall be based on their going concern value as operating quarries based on multiples of earnings and other methods and not as land for a different use. "Appraiser" as used herein shall mean, unless otherwise agreed to by the Agent and ROA in writing, DoveBid, Inc. with respect to appraisals of Equipment and Marshall & Stevens with respect to appraisals of Real Estate. The Appraiser of the Real Estate shall rely upon, for purposes of completing its appraisals, the granite reserve estimates as published in the most recent annual Form 10-K filed by the Companies with the Securities and Exchange Commission, without the necessity of further measurement or other actions by the Appraiser to verify reserves other than a visual inspection of the applicable quarry. Excess lands surrounding the quarries and not necessary for future quarry production shall be appraised based upon their highest and best use.

     (b)   Within thirty (30) days of the date hereof, the Companies shall deliver to the Agent an updated listing of all of the Companies' locations (after giving effect to all acquisitions and dispositions heretofore made by the Companies). Such listing shall be in such form and contain such information and detail as shall be satisfactory to the Agent and shall in any event include:

            (i)  a list of all Collateral locations by address, county and state;

            (ii) a list of all Collateral locations by business type (quarry, manufacturing, retail, etc., whether owned, leased, at outside processors and/or public warehouse space);

           (iii) the full legal name of the Company that operates at such location or owns Collateral held at such location.

     The Companies agree to execute and deliver to the Agent all appropriate documentation (including but not limited to financing statements, mortgages, title insurance policies and surveys or updates thereof) in form and substance satisfactory to the Agent, the Companies and their respective counsel, to grant to the Agent for the benefit of the Lenders a first and exclusive security interest in all of the Collateral.

     (c)   Within thirty (30) days of the date hereof, the Companies shall deliver to the Agent results of current tax lien, judgment, pending litigation and bankruptcy searches performed in all applicable jurisdictions with respect to each Company, which results shall be satisfactory to Agent.

     (d)   Within thirty (30) days of the date hereof, the Companies shall deliver to the Agent (i) a comprehensive business plan for each Company and its subsidiaries, (ii) consolidated quarterly projected balance sheets, income statements, statements of cash flows and stockholders equity and Availability for the Companies and their subsidiaries, each in reasonable detail, for fiscal year 2005, (iii) a certificate of each Company's chief financial officer certifying that the projections delivered to the Agent pursuant to the preceding clause (ii) are the most accurate projections available and are identical to the projections used by such Company for internal planning purposes and (iv) all supporting schedules and information as the Agent may in its discretion require.

     (e)   The Companies agree that at all times after the date hereof, neither Kentucky nor Autumn will have any assets or engage in any business and each of Kentucky and Autumn will be dissolved.

     (f)   The Companies' failure to fully comply with any of the covenants set forth in clause (a), (b), (c), (d) and/or (e) of this Section Four shall, at the option of the Agent, constitute an Event of Default.

     (g)   Notwithstanding anything to the contrary set forth in the Financing Agreement or any agreement, document or instrument executed in connection therewith, the parties hereto agree that: (a) the prior written consent of the Required Lenders shall be required for each of the following actions: (i) acceleration of the Obligations, foreclosure upon any Collateral or termination of the Financing Agreement; (ii) the making of any overadvance; or (iii) the making of any Acquisition Term Loan in excess of $1,000,000; provided, however, that nothing herein shall preclude: (x) Agent from taking any action, in its discretion, including, without limitation, any action described in clause (i) or (ii) above, in order to protect or preserve any Collateral or (y) overadvances which have arisen unintentionally due to returned items, errors in collateral reporting or for any other reason; and (b) the obligations of each Lender under the Financing Agreement shall be proportionate to such Lender's commitment percentage thereunder; and (c) no Lender shall have the right, individually to take any action or pursue any remedy with respect to any Event of Default and all actions or remedies with respect to Events of Default may be taken only by Agent on behalf of the Lenders.

      Section Five.   General Provisions.

     (a)   Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

    (b)   As of the effective date hereof, all references to the Financing Agreement in the Financing Agreement shall mean the Financing Agreement as amended hereby and as hereafter amended, supplemented or modified from time to time.

    (c)   This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

     (d)   This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

     (e)  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

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      IN WITNESS WHEREOF, each Company, the Agent and each of the Lenders has signed below to indicate its agreement with the foregoing and its intent to be bound thereby.

ROCK OF AGES CORPORATION
ROCK OF AGES KENTUCKY CEMETERIES, LLC
CAROLINA QUARRIES, INC.
AUTUMN ROSE QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.
KEITH MONUMENT COMPANY LLC
ROCK OF AGES MEMORIALS INC.
SIOUX FALLS MONUMENT CO.

By:/s/ Kurt M. Swenson
Name: Kurt M. Swenson
Title: Chairman and Chief Executive Officer of each of the above Companies

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and as a Lender

By:/s/ Nicholas Malatestinic
Name: Nicholas Malatestinic
Title:

CHITTENDEN TRUST COMPANY, as a Lender

By:/s/ John Kingston
Name: John Kingston
Title:

EXHIBIT 10.2

January 3, 2005

Mr. Richard C. Kimball
369 North State Street
Concord, NH 03301

RE:   Consulting Services

Dear Dick:

This letter will outline the terms of your consulting arrangement with Rock of Ages for 2005. As of December 31, 2004, you have retired as Chief Strategic and Marketing Officer. You will remain on the Board of Directors of the Company at least until your current term expires in 2006 and will retain the title of Vice Chairman of the Board. Since you are no longer a full time employee, you will be paid the same directors fees as the outside directors for your services to the company as a director.

We anticipate that from time to time during this first year of transition we may require your services in matters in which you have been involved, or in certain new matters beyond the normal time involvement of our outside directors. Accordingly, in order to secure your additional services, the Compensation Committee has authorized and agreed to pay you an annual consulting fee for 2005 of $60,000, to be paid in 12 equal monthly installments of $5,000 on the 15th day of each month. In exchange, you agree to be available on an "as-needed" basis by mutual agreement with me to work on such matters. You will be paid the consulting retainer regardless of the number of hours worked, and nothing in this arrangement will be construed to require that you work a set number of hours or to be at the office at any particular time. You will be paid as an independent contractor and will receive a Form 1099 from the Company reporting the payments received.

We have jointly estimated that your additional time for these additional services will average approximately 12 hours per month. It is likely to be more hours per month in the earlier part of 2005 and less hours per month in the latter part of 2005. We have agreed that you will not be compensated for any hours above that level nor suffer a reduction if it is less hours per month on average during the year.

You may maintain your current office at the Company's executive offices at 369 North State Street, Concord, New Hampshire for 2005. We will provide you with secretarial and administrative support from our existing staff as needed in connection with your consulting engagement.

If this arrangement is acceptable, kindly sign in the space below and return to me.

Sincerely yours,

ROCK OF AGES CORPORATION

By:/s/ Kurt M.Swenson Kurt M. Swenson, Chairman and CEO

ACCEPTED AND AGREED:

/s/ Richard Kimball Richard Kimball